UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 24, 2010

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

Washington Electric and Natural Gas General Rate Case

On August 24, 2010, Avista Corporation (Avista Corp. or the Company) and all other parties to the case filed a settlement agreement with the Washington Utilities and Transportation Commission (WUTC) that would resolve all issues with respect to Avista Corp.’s general rate case. This settlement agreement is subject to approval by the WUTC.

As agreed to in the settlement stipulation, electric rates for the Company’s Washington customers would increase by an average of 7.2 percent, which is designed to increase annual revenues by $29.5 million. Natural gas rates for the Company’s Washington customers would increase by an average of 3.2 percent, which is designed to increase annual revenues by $4.6 million. The new electric and natural gas rates would become effective on December 1, 2010.

The Company’s original request filed with the WUTC in March 2010 was for an electric rate increase of 13.4 percent, which was designed to increase annual revenues by $55.3 million. The decline from the original request to the amount in the settlement agreement was due in part to an $11.7 million decrease in power supply costs, caused primarily by the decline in natural gas fuel prices subsequent to the Company’s original filing.

The Company also requested to increase natural gas rates by an average of 6.0 percent, which was designed to increase annual revenues by $8.5 million. The decline from the original request to the amount in the settlement agreement was due in part to the additional Jackson Prairie (JP) natural gas storage that will be used in the Company’s utility operations beginning May 1, 2011. The revenue requirement of approximately $1.2 million associated with the additional JP natural gas storage inventory would be deferred and recovered through the purchased gas adjustment mechanism until the costs are reflected in the next general rate case.

The settlement is based on an overall rate of return of 7.91 percent with a common equity ratio of 46.5 percent and a 10.2 percent return on equity. The Company’s original request was based on an overall rate of return of 8.33 percent with a common equity ratio of 48.4 percent and a 10.9 percent return on equity. These changes reduced the electric revenue requirement by $7.3 million and the natural gas revenue requirement by $1.3 million.

As part of the settlement, the parties agreed that the Company would not file a general rate case in the Washington jurisdiction before April 1, 2011.

In February 2010, the WUTC approved deferred accounting treatment for the net costs associated with the Lancaster Plant. The parties have agreed that recovery of the deferred net costs associated with the power purchase agreement for the Lancaster Plant for 2010 would be limited to $6.8 million. These net deferred costs would be recovered over a five-year amortization period with a rate of return on the unamortized balance. For the six months ended June 30, 2010, the Company had deferred $7.6 million of net costs associated with the Lancaster Plant. The parties agreed that the costs for the Lancaster Plant for 2011 and going forward are reasonable and should be recovered in rates.

As part of the settlement related to the 2010 Lancaster Plant deferrals, the parties have agreed that there would be no deferrals under the Energy Recovery Mechanism (ERM) for 2010 in either the surcharge or rebate direction. For 2010, the Company would either absorb all of the cost or receive all of the benefit from the amount of power supply costs in excess of or below the level in retail rates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: August 25, 2010	/S/ MARK T. THIES
Mark T. Thies Senior Vice President and Chief Financial Officer